WHOLESALE SERVICES AGREEMENT

Between

VIRGIN MOBILE TELECOMS LIMITED, a company incorporated in England, company number 3707664 and with its registered office at 120 Campden Hill Road, London,W8 7AR ("Virgin Mobile").

and

TELE-PUBLISHING UK LTD, a company incorporated in England, company number 3105280 and with its registered office at 25 Harley Street, London W1G 9BR ("Service Provider").

Virgin Mobile Telecoms Limited
Signed for and on behalf of VIRGIN MOBILE by:

Name : GRAEME HUTCHINSON

Title : SALES + MARKETING DIRECTOR

Date : 29/10/03

Signature : [signature]

Tele-Publishing UK Ltd
Signed for and on behalf of TELE-PUBLISHING by:

Name : **Carol Harrichand**

Title : **Operations Director**

Date : **27th October 2003**

Signature : [signature]

INTRODUCTION:

A Virgin Mobile provides various services to its customers together with certain additional features provided by third parties.

B The Service Provider has agreed to supply the Services as defined in this Agreement to Virgin Mobile and to its customers on the terms of this Agreement.

1 Definitions

"Fees" means the charges, fees or other payments identified in Schedule 1 payable to the Service Provider for performance of the Services.

"Services" shall mean the services, and related escalation levels, and contacts as agreed between the parties from time to time.

2 Term

2.1 This Agreement begins shall come into force upon the date countersigned by an authorised signatory of Virgin Mobile and shall continue unless and until it is terminated in accordance with clauses 2.2 or 6.4.

2.2 Either party may terminate this Agreement by giving the other at least 2 (two) months prior written notice.

3 Payments

3.1 Virgin Mobile will pay the Service Provider in accordance with Schedule 1. Payment of the Fees is the exclusive consideration due to the Service Provider for performing all Services. The Service Provider will include with each invoice provided to Virgin Mobile under this Agreement such details as are reasonably necessary or appropriate for Virgin Mobile to verify accuracy and compliance with this Agreement.

3.2 *Customer Credits*: Virgin Mobile may give service credits or ex gratia payments to its customers in circumstances where Service Provider states or Virgin Mobile has reason to believe that any of the Services have not been received or should not have been received, are incorrect or of inadequate quality. The parties will work together to keep the amount of service credits reasonably small but taking into account Virgin Mobile's market position as a customer service organisation.

3.3 Subject to this Agreement, by end of each month, Virgin Mobile shall provide a report to Service Provider detailing all fees due for the previous month (revenue share less initial set-up costs and service credits (if any)). Service Provider shall then invoice Virgin Mobile for the fees due to Service Provider.

3.4 VAT shall be added and payable on all payments, which are due 30 days after receipt of the correct applicable invoice.

4 Parties obligations

4.1 Service Provider warrants that it shall:

(a) be responsible at its cost for connecting to Virgin Mobile's network operator's network facilities including installing and maintaining the necessary links;

(b) use all reasonable endeavours to show the correct number to access the Services and the cost of the Services;

(c) comply with Virgin Mobile's and its network operator's reasonable directions issued from time to time regarding the Services;

(d) have all necessary consents to provide the Services and not at any time to provide the Services so as to cause any party to commit a criminal offence, in a manner which infringes or may infringe any third party's intellectual property rights or a way which is or may be unlawful, obscene, defamatory or contain any damaging component;

(e) not state or imply any responsibility on the part of or approval by Virgin Mobile for the Services nor refer to Virgin Mobile's in any way without the prior express written approval of Virgin Mobile.

(f) adhere to Wireless Marketing Association principles.

(g) comply with all relevant consumer and other legislation, instructions issued by regulatory authorities (including Trading Standards, ICSTIS, the DTI, OFTEL and the Office of the Information Commissioner), relevant licences and any other codes of practice which apply to the Service Provider and which relate to the provision of the Services.

4.2 The link or provision of the Services may, at Virgin Mobile's discretion, be immediately suspended pending compliance with the terms of this Agreement. At Virgin Mobile's request, Service Provider will promptly cease to provide any Services which Virgin Mobile reasonably believes may be in breach of the terms of this Agreement.

4.3 In accordance with this Agreement, Virgin Mobile's only obligation is to pass on the agreed revenue share received from users of the Services who are Virgin Mobile customers when Virgin Mobile receives the applicable volume reports from its network operator. All other warranties, implied terms, conditions, obligations and liabilities of Virgin Mobile, whether implied by statute, common law or otherwise are hereby excluded to the maximum extent permitted by law.

5 Confidentiality

5.1 The parties will keep in confidence and protect the other party's confidential information from disclosure to third parties, as necessary to perform its obligations or exercise its rights identified in this Agreement. Confidential information will not be copied, in whole or in part, except when essential for authorised use under this Agreement. Each copy, including its storage media, will be marked by the party making the copy with all notices which appear on the original. The parties will procure that: all persons to whom they do disclose the other party's confidential information keep it strictly confidential in accordance with this clause 5.

5.2 The obligations stated in clause 5.1 do not apply to confidential information: (a) already known to the recipient at the time of disclosure; (b) independently generated by the recipient and not derived from the confidential information supplied by the disclosing party; (c) known or available to the public, except where such knowledge or availability is the result of unauthorised disclosure by the recipient of the Proprietary Information, (d) disclosed to the recipient without a similar restriction by a third party who has the right to make such disclosure; or (e) required to be disclosed by the recipient by law, regulation, Court order or other legal process.

5.3 Upon any termination of this Agreement each party must, at its own option, either: return the other party's confidential information and any copies and extracts relating to it, or destroy or delete that confidential information and any copies and extracts.

5.4 The obligations in this clause 5 will continue to apply for 3 years following termination of this Agreement.

6 Additional Terms

6.1 Service Provider shall indemnify Virgin Mobile and keep Virgin Mobile fully and effectively indemnified against all and any liability (including costs and expenses) arising out of any claim brought or threatened against Virgin Mobile which arises directly or indirectly from any breach by Service Provider of this agreement or otherwise relating to the use of the services, the content of those services, any claim by a user or recipient of the services or any logo, trade mark or name approved for use by Service Provider.

6.2 Nothing in this agreement shall exclude or limit either party's liability for death or personal injury caused by any negligent act or omission or wilful misconduct of such party, its employees, agents or sub-contractors. Save in relation to Service Provider's liability under clause 5.1 and Virgin Mobile's obligation to pay the charges: (a) the liability of either party to the other party under this agreement whether arising from negligence, breach of contract or otherwise shall not exceed in aggregate £100,000; and (b) neither party shall be liable to the other for indirect or consequential loss whether arising from negligence, breach of contract or howsoever caused.

6.3 Neither party shall be liable for any delay in performing its obligations hereunder if such delay is caused by act of God, governmental act, war, fire, flood, explosion, failures of its supplier, failure of public utilities or civil commotion or other circumstances beyond its reasonable control.

6.4 This agreement may be terminated immediately:

(a) by either party on notice in writing to the other if the other party is unable to pay its debts, has a receiver, administrative receiver, liquidator or similar officer appointed or enters into any voluntary arrangement with its creditors or shall cease or threaten to cease to carry on business;

(b) by either party on notice in writing to the other if the other party commits any material breach of this agreement and (in the case of a breach capable of being remedied) shall have failed to remedy the breach within 7 days after the receipt of a request in writing from the other party to do so;

(c) by either party on notice in writing to the other if the party notified of a force majeure event further to clause 5.3 if that the force majeure event persists for more than 14 days;

(d) by Virgin Mobile, if in Virgin Mobile reasonable opinion Service Provider brings or intends to bring Virgin Mobile or its brand into disrepute.

6.5 The parties shall comply with all applicable laws, regulations, by-laws and applicable codes of practice (including the Code of Practice of the Mobile Marketing Association, ICSTIS, Data Protection Act 1998, the Telecommunications (Data Protection and Privacy) Regulations 1999) and shall ensure that their employees, agents and contractors comply with applicable laws and regulations.

6.6 Neither party may make any other public announcement about this agreement or any commercial relationship between the parties without the prior written consent of the other party.

6.7 Either party may at any time assign all of its rights and obligations under this Agreement to a purchaser of all or a substantial part of its assets or to any company within its Group. Otherwise neither party may assign or transfer any of its rights or obligations under this Agreement without the written consent of the other party.

6.8 This agreement is governed by and construed in accordance with English law and the parties submit to the non-exclusive jurisdiction of the English courts. Any rights of any person to enforce the terms of this agreement further to the Contracts (Rights of Third Parties) Act 1999 are excluded.